Change in Auditor (Unaudited)

On March 18, 2024, the Predecessor Fund was reorganized into the Fund. As a result of this reorganization, Cohen & Company, Ltd. (“Cohen”) was effectively dismissed as the Predecessor Fund's independent registered public accounting firm.

Tait, Weller & Baker LLP serves as the Trust's independent registered public accounting firm for the fiscal year ended June 30, 2024.

The financial information shown in the annual financials and other information is that of the Predecessor ETF prior to the Reorganization. The financial information for the fiscal year ended June 30, 2023 has been audited by Cohen, the independent registered public accounting firm for the Predecessor ETF during such period, whose report, along with the Predecessor ETF's financial statements, are included in the Predecessor ETF's annual report. The financial information for fiscal year ended June 30, 2022 has been audited by Ernst & Young, LLP, an independent registered public accounting firm. As of May 24, 2023, Cohen, an independent registered public accounting firm located at 1350 Euclid Avenue, Suite 800, Cleveland, Ohio 44115, served as independent registered public accounting firm to the Predecessor ETF.

During the Predecessor Fund's fiscal period ended June 30, 2023 and the subsequent interim period through March 17, 2024: (i) there were no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund requested that Cohen furnish it with a letter addressed to the Securities and Exchange Commission stating whether Cohen agrees with the statements contained above. A copy of the letter from Cohen to the Securities and Exchange Commission is filed as an exhibit hereto.

During the Predecessor Fund's fiscal period ended June 30, 2023 and June 30, 2022 and the subsequent interim period through March 17, 2024, neither the Predecessor Fund, the Fund nor anyone on the behalf of either has consulted Tait, Weller & Baker LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).